EXHIBIT 99.1

TTM Technologies, Inc. Reports Second Quarter 2011 Results

SANTA ANA, Calif., Aug. 4, 2011 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the second quarter 2011, ended June 27, 2011.

Second Quarter 2011 Highlights

  Net sales were $366.1 million
  GAAP net income attributable to stockholders, excluding the effect of an impairment charge, was $25.7 million, or $0.31 per diluted share
  Non-GAAP net income attributable to stockholders was $32.9 million, or $0.40 per diluted share
  Gross margin was 21.1 percent

"Our operating performance was within the expected range although our gross margin was somewhat lower than we anticipated," said Kent Alder, President and CEO of TTM. "We experienced continued demand for our advanced technology products, with particular strength in our networking/communications end market. Overall, sales increased approximately 9 percent compared to second quarter 2010 pro forma sales of $334.8 million."

Financial Results

Net sales for the second quarter increased to $366.1 million from $342.8 million in the first quarter.

Due to a non-cash asset impairment charge of $48.1 million, we recorded an operating loss for the second quarter of $8.5 million compared to operating income of $45.7 million in the first quarter. Excluding the asset impairment charge, operating income for the second quarter was $39.6 million.

GAAP net loss attributable to stockholders for the second quarter was $20.9 million, or $0.26 per basic share, compared to net income of $27.1 million, or $0.33 per diluted share, for the first quarter. Included in the second quarter net loss attributable to stockholders was a charge of $46.6 million, or $0.57 per basic share, related to asset impairment.

The second quarter impairment charge primarily related to equipment at a plant that was acquired in 2007. While we previously had reduced the carrying value of some of these assets during purchase accounting, weaker than expected performance at this facility led us to record an additional impairment in the second quarter. This equipment is not suited for the advanced technology demands of our current customers.

On a non-GAAP basis, net income attributable to stockholders for the second quarter was $32.9 million, or $0.40 per diluted share. This compares to non-GAAP net income attributable to stockholders of $33.3 million, or $0.40 per diluted share, in the first quarter.

Adjusted EBITDA for the second quarter was $64.2 million, or 17.5 percent of net sales, compared to EBITDA of $66.5 million, or 19.4 percent of net sales, for the first quarter.

"During the second quarter, demand remained firm in our Asia Pacific operations for our higher tech PCBs that are used in the production of touchpad tablets and smartphones," Alder continued. "Our North America operations continued to generate solid cash flow. We are uniquely positioned by the advantages of our geographic and end market diversification. In addition to our diversification being an important component of our growth strategy, we believe it also mitigates risk and enhances our ability to serve our customers."

Please refer to the tables below for a reconciliation between GAAP and non-GAAP net income attributable to stockholders as well as adjusted EBITDA.

Business Outlook

For the third quarter, TTM estimates revenue will be in the range of $365 million to $385 million, GAAP earnings attributable to stockholders in a range from $0.24 to $0.33 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.32 to $0.41 per diluted share.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the second quarter results and the third quarter outlook on Thursday, August 4, 2011, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-877-941-2332 or international 1-480-629-9723. The conference also will be webcast on TTM Technologies' website at www.ttmtech.com.

To Access a Replay of the Webcast

The webcast will be available for replay until August 11, 2011, on TTM Technologies' website at www.ttmtech.com.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income attributable to stockholders and non-GAAP earnings per share attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt, asset impairment, restructuring and other charges as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company's ability to integrate and manage its Asia Pacific operations, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

- Tables Follow -

TTM Technologies, Inc. Reports Second Quarter 2011 Results

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2011	2010	2011	2011	2010

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 366,117	$ 310,248	$ 342,801	$ 708,918	$ 448,467
Cost of goods sold	288,782	253,154	260,875	549,657	364,400

Gross profit	77,335	57,094	81,926	159,261	84,067

Operating expenses:
Selling and marketing	9,323	9,103	9,033	18,356	15,830
General and administrative	24,111	25,349	23,051	47,162	34,386
Amortization of definite-lived intangibles	4,321	4,621	4,158	8,479	5,412
Restructuring charges	--	399	--	--	449
Impairment of long-lived assets	48,125	266	--	48,125	766
Total operating expenses	85,880	39,738	36,242	122,122	56,843

Operating income (loss)	(8,545)	17,356	45,684	37,139	27,224

Interest expense	(6,684)	(6,411)	(6,291)	(12,975)	(9,192)
Interest income	166	135	197	363	196
Other, net	3,269	46	780	4,049	(23)

Income (loss) before income taxes	(11,794)	11,126	40,370	28,576	18,205
Income tax provision	(8,474)	(4,386)	(11,282)	(19,756)	(6,980)

Net income (loss)	(20,268)	6,740	29,088	8,820	11,225

Net income attributable to noncontrolling interest	(635)	(1,811)	(1,965)	(2,600)	(1,811)
Net income (loss) attributable to stockholders	$ (20,903)	$ 4,929	$ 27,123	$ 6,220	$ 9,414

Earnings (loss) per share attributable to stockholders:
Basic	$ (0.26)	$ 0.06	$ 0.34	$ 0.08	$ 0.16
Diluted	$ (0.26)	$ 0.06	$ 0.33	$ 0.08	$ 0.16

Weighted average common shares:
Basic	81,309	76,050	80,696	81,009	59,954
Diluted	81,309	76,485	82,304	82,396	60,504

SELECTED BALANCE SHEET DATA

	June 27, 2011	December 31, 2010
Cash and cash equivalents	$ 235,898	$ 216,078
Accounts and notes receivable, net	294,615	287,703
Inventories	141,152	135,385
Total current assets	715,866	676,499
Property, plant and equipment, net	736,548	740,630
Other non-current assets	334,573	344,823
Total assets	$ 1,786,987	$ 1,761,952

Short-term debt, including current portion long-term debt	$ 123,171	$ 67,123
Accounts payable	214,465	204,974
Total current liabilities	487,160	418,200
Debt, net of discount	403,993	458,278
Total long-term liabilities	432,333	510,894
Noncontrolling interest	108,791	104,603
Total stockholders' equity	867,494	832,858
Total liabilities and stockholders' equity	$ 1,786,987	$ 1,761,952

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2011	2010	2011	2011	2010
Gross margin	21.1%	18.4%	23.9%	22.5%	18.7%
Adjusted EBITDA margin	17.5	11.5	19.4	18.4	11.3
Operating margin	(2.3)	5.6	13.3	5.2	6.1

End Market Breakdown:

	Second Quarter		First Quarter
	2011	2010	2011

Aerospace/Defense	17%	19%	16%
Cellular Phone	9	10	9
Computing/Storage/Peripherals	23	25	27
Medical/Industrial/Instrumentation	7	9	8
Networking/Communications	38	32	34
Other	6	5	6

Stock-based Compensation:

	Second Quarter		First Quarter
	2011	2010	2011
Amount included in:
Cost of goods sold	$ 255	$ 327	$ 216
Selling and marketing	100	109	111
General and administrative	1,770	1,158	1,427
Total stock-based compensation expense	$ 2,125	$ 1,594	$ 1,754

Operating Segment Data:

	Second Quarter		First Quarter
Net sales:	2011	2010	2011
Asia Pacific	$ 226,203	$ 173,073	$ 202,465
North America	142,245	138,925	142,250
Total sales	368,448	311,998	344,715
Inter-segment sales	(2,331)	(1,750)	(1,914)
Total net sales	$ 366,117	$ 310,248	$ 342,801

Operating segment income (loss):
Asia Pacific	$ (18,016)	$ 15,771	$ 33,077
North America	13,792	6,206	16,765
Total operating segment income (loss)	(4,224)	21,977	49,842
Amortization of definite-lived intangibles	(4,321)	(4,621)	(4,158)
Total operating income (loss)	(8,545)	17,356	45,684
Total other expense	(3,249)	(6,230)	(5,314)
Income (loss) before income taxes	$ (11,794)	$ 11,126	$ 40,370

RECONCILIATIONS[1]

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2011	2010	2011	2011	2010
Adjusted EBITDA reconciliation[2]:
Net income (loss)	$(20,268)	$ 6,740	$ 29,088	$ 8,820	$ 11,225
Add back items:
Income tax provision	8,474	4,386	11,282	19,756	6,980
Interest expense	6,684	6,411	6,291	12,975	9,192
Amortization of definite-lived intangibles	4,350	4,650	4,188	8,538	5,470
Depreciation expense	16,826	13,299	15,695	32,521	17,182
EBITDA	$ 16,066	$ 35,486	$ 66,544	$ 82,610	$ 50,049

Add back: Impairment of long-lived assets	48,125	266	--	48,125	766
Adjusted EBITDA	$ 64,191	$ 35,752	$ 66,544	$ 130,735	$ 50,815

Non-GAAP EPS reconciliation[3]:
GAAP net income (loss) attributable to stockholders	$(20,903)	$ 4,929	$ 27,123	$ 6,220	$ 9,414
Add back items:
Amortization of definite-lived intangibles	4,350	4,650	4,188	8,538	5,470
Stock-based compensation	2,125	1,594	1,754	3,879	3,006
Non-cash interest expense	2,116	1,928	2,191	4,307	3,368
Impairment, restructuring and other charges	48,125	14,567	--	48,125	17,335
Income tax effects	(2,894)	(6,014)	(1,993)	(4,887)	(7,718)
Non-GAAP net income attributable to stockholders	$ 32,919	$ 21,654	$ 33,263	$ 66,182	$ 30,875

Non-GAAP earnings per diluted share attributable to stockholders	$ 0.40	$ 0.28	$ 0.40	$ 0.80	$ 0.51

1 This information provides a reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders to the financial information in our consolidated statements of operations.

2 Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization and asset impairment. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

3 This information provides non-GAAP net income attributable to stockholders and non-GAAP EPS attributable to stockholders, which are non-GAAP financial measures. Management believes that both measures --- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), asset impairment, restructuring and other charges as well as the associated tax impact of these charges --- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.
CONTACT: Steve Richards, CFO
         714-327-3000